Exhibit 99.1
Linn Energy Announces Issuance of $305 Million of Additional Equity Securities
Pittsburgh, Pennsylvania, October 24, 2006 — Linn Energy, LLC (Nasdaq: LINE) announced today the issuance and sale of $305 million of additional equity securities to certain third party investors, led by Zimmer Lucas Partners, LLC and co-led by GPS Partners LLC and Lehman Brothers MLP Partners, L.P. Other investors included Principal Strategies Group of Goldman, Sachs & Co., Magnetar Capital, Alerian Capital Management LLC and RCH Energy. The securities include 5,534,687 units at a price per unit of $21.00 and 9,185,965 class B units at a price per unit of $20.55, or a total of 14,720,652 units at a blended price per unit of $20.72.
The class B units represent a new class of equity in Linn Energy and, if approved by a unitholder vote, will convert into units on a one-for-one basis. The Company has agreed to hold a special meeting of unitholders to consider the conversion as soon as feasible but no later than 90 days following completion of the issuance of the class B units. Certain existing holders of Linn Energy units totaling over 50% have committed in advance to vote at the unitholder meeting in favor of the conversion of class B units to units.
All proceeds from this equity private placement will be used to repay in full the Company’s $250 million bridge facility and $55 million of borrowings under its revolving credit facility, which partially financed the acquisitions of certain affiliated entities of Blacksand Energy, LLC and certain Mid-Continent assets of Kaiser-Francis Oil Company. Management believes that the proceeds from this transaction will reduce the indebtedness incurred as a result of these prior acquisitions to an appropriate level such that additional equity financing is not currently necessary. This transaction, combined with the Company’s substantial oil and natural gas hedge positions, provides Linn Energy with significant financial capacity to acquire additional assets in the future.
“We are very pleased to have received such a high level of support from both existing investors and new investors in Linn Energy,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy. “The timing of the private placement demonstrates our ability to acquire and finance assets quickly and efficiently. Furthermore, we are pleased to have the support of some of the premier investors in our sector.”
As previously announced, in connection with the Blacksand and Kaiser-Francis acquisitions, management intends to recommend to the Board of Directors an increase in the cash distribution to an annual rate of $2.08 per unit, beginning with the cash distribution to be paid with respect to the fourth fiscal quarter of 2006. The distribution would represent a 21% increase over Linn Energy’s current annual rate of $1.72 per unit.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas and oil company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479
This press release includes “forward-looking statements” within the meaning of the federal securities law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the units nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The equity securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.